SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)).
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12.

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                               LIQUID AUDIO, INC.
                (Name of Registrant as Specified in Its Charter)
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                              MUSICMAKER.COM, INC.,
  JEWELCOR MANAGEMENT, INC., BARINGTON COMPANIES EQUITY PARTNERS, L.P., RAMIUS
                   SECURITIES, LLC, DOMROSE SONS PARTNERSHIP,
                    JAMES A. MITAROTONDA and SEYMOUR HOLTZMAN
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

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(4)   Date Filed:

FELLOW LIQUID AUDIO

SHAREHOLDERS

ATTENTION!

From: The musicmaker.com group

STOP! - LOOK! - READ!

STOP! When you receive your Liquid Audio, Inc. proxy materials...STOP! DO NOT sign and return management's proxy card.

LOOK! In the coming days, LOOK for proxy materials from the musicmaker.com group. The group's proxy materials will contain important information regarding our nominees for director, our platform, other proposals and your proxy card. READ! Please READ the information in the musicmaker.com group's proxy materials concerning management's wasting of our Company's assets in pursuit of a business plan that we believe is not viable.

Under current management, Liquid Audio has devoted five years and spent $103 million of your money and only achieved revenues of $136,000 in the most recent quarter!

The musicmaker.com group owns approximately 6.9% of the outstanding shares of stock and is outraged by this senseless depletion of our Company's assets. You should be too. In what we believe is in the best interest of all Liquid Audio shareholders, the musicmaker.com group wants representation and/or control of the Company's board of directors and is nominating outstanding individuals who are committed to one goal . . .

Maximization of value for all stockholders! Ordinarily, only two directors would be eligible for election this year and we have nominated Seymour Holtzman and James Mitarotonda for these board seats.

Furthermore, as you will read in our proxy materials, we are also asking for your help to amend the Company's by-laws so that all six of our nominees may be elected to the board of directors. This is a difficult task because the vote of 66 2/3% of all outstanding shares is required to amend the by-laws... We will need the vote of each shareholder. Without your support we may not be able to achieve our goals for all stockholders.

If our nominees are elected, they intend to take immediate steps to substantially eliminate the Company's cash drain, stabilize the deterioration in stockholder equity and terminate the Company's failed business plan. In January 2001, Mr. Holtzman and Mr. Mitarotonda obtained control of musicmaker.com (OTC Bulletin Board "HITS") and implemented the above actions. musicmaker.com then distributed a portion of the company's cash to shareholders.

We urge you not to support the current board which we believe is squandering the Company's cash in pursuit of a business plan which is clearly not viable. Do not return any proxy card that has been furnished to you by the Company's current management.

Time is of the essence and
your vote is important!
When you receive our materials,
we urge you to review them and then sign and return the enclosed proxy card immediately.

Your vote in Liquid Audio does matter! Please . . . STOP, LOOK and READ our proxy materials before you cast your vote. This year you have the opportunity to make a difference in the future of your Company. You can bring a positive change to Liquid Audio, which, we are sure you will agree, is long overdue.

Sincerely,
The musicmaker.com group
James A. Mitarotonda Seymour Holtzman
212-974-5701 570-822-6277

P.S. You may also call our proxy soliciting firm D.F. King & Co. at 800-488-8095 or Jeffrey Unger, musicmaker.com, Investor Relations at 561-672-4713 if you have any questions.

Information Regarding the musicmaker.com, Inc. group

The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in any solicitation that the musicmaker.com, Inc. group may make in the future with respect to the shares of Liquid Audio,
Inc.: Jewelcor Management, Inc., a Nevada corporation, beneficially owns 475,500 shares of the Company's outstanding common stock; musicmaker.com, Inc., a Delaware corporation, beneficially owns 655,900 shares of the Company's outstanding common stock, Barington Companies Equity Partners, L.P., a Delaware limited partnership, beneficially owns 339,200 shares of the Company's outstanding common stock, Ramius Securities, LLC,a Delaware limited liability company, beneficially owns 89,500 shares of the Company's outstanding common stock and Domrose Sons Partnership, a New York partnership, beneficially owns 8,000 shares of the Company's common stock. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. James Mitarotonda is the managing member of Barington Companies Investors, LLC. The Managing Member of Ramius Capital Group, LLC is C4S, LLC, a Delaware limited liability company. Each of Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss is a managing member of C4S, LLC. Each of James Mitarotonda, Mario Mitarotonda and Mike Mitarotonda is a partner in Domrose Sons Partnership. Seymour Holtzman and James Mitarotonda may also be deemed to be participants but do not individually own any common stock of the Company. When the musicmaker.com, Inc. group engages in the solicitation with respect to the shares of Liquid Audio, Inc. it will prepare and disseminate a proxy statement with respect to this solicitation. Stockholders should read this proxy statement if and when it becomes available because it will contain important information. Stockholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission on the Commission's web site at http//:www.sec.gov. without charge when these documents become available. Stockholders will also be able to obtain copies of such proxy statement and related materials without charge, when available, from musicmaker.com, Inc. by oral or written request to: musicmaker.com, Inc.
Attention: James Mitarotonda 888 Seventh Avenue, 17th floor, New York, New York 10019. For more information please contact James Mitarotonda (212) 974-5430 or our proxy soliciting firm D.F. King & Co. at 800-488-8095.